Exhibit 99.1

ADTALEM GLOBAL EDUCATION INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(unaudited and amounts in thousands, except per share amounts)

	Three Months Ended				Year Ended
	September 30,	December 31,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2019	2019	2019	2018
REVENUE	$236,939	$253,961	$258,703	$264,240	$1,013,843	$960,277
OPERATING COST AND EXPENSE:
Cost of Educational Services	111,534	118,077	120,192	121,979	471,782	461,557
Student Services and Administrative Expense	89,164	89,251	90,746	90,181	359,342	327,707
Restructuring Expense	39,473	3,535	2,186	7,873	53,067	3,851
Settlement Gains	—	(15,571)	—	(10,607)	(26,178)	—
Total Operating Cost and Expense	240,171	195,292	213,124	209,426	858,013	793,115
Operating Income (Loss) from Continuing Operations	(3,232)	58,669	45,579	54,814	155,830	167,162
OTHER INCOME (EXPENSE):
Interest and Dividend Income	969	1,173	1,062	764	3,968	598
Interest Expense	(4,918)	(5,006)	(4,786)	(5,188)	(19,898)	(11,581)
Investment Gain (Loss)	—	(1,122)	715	254	(153)	—
Net Other Expense	(3,949)	(4,955)	(3,009)	(4,170)	(16,083)	(10,983)
Income (Loss) from Continuing Operations Before Income Taxes	(7,181)	53,714	42,570	50,644	139,747	156,179
Income Tax (Provision) Benefit	2,330	(11,857)	(7,843)	(15,508)	(32,878)	(88,107)
Equity Method Investment Loss	—	—	—	—	—	(138)
Income (Loss) from Continuing Operations	(4,851)	41,857	34,727	35,136	106,869	67,934
DISCONTINUED OPERATIONS:
Income (Loss) from Discontinued Operations Before Income Taxes	(5,719)	3,768	3,222	14,532	15,803	(81,657)
Loss on Disposal of Discontinued Operations Before Income Taxes	—	(32,714)	(265)	(625)	(33,604)	—
Income Tax Benefit	985	4,595	182	751	6,513	48,020
Income (Loss) from Discontinued Operations	(4,734)	(24,351)	3,139	14,658	(11,288)	(33,637)
NET INCOME (LOSS)	(9,585)	17,506	37,866	49,794	95,581	34,297
Net Loss Attributable to Noncontrolling Interest from Continuing Operations	64	88	113	113	378	495
Net Income Attributable to Noncontrolling Interest from Discontinued Operations	(9)	(299)	(74)	(409)	(791)	(1,023)
NET INCOME (LOSS) ATTRIBUTABLE TO ADTALEM GLOBAL EDUCATION	$(9,530)	$17,295	$37,905	$49,498	$95,168	$33,769

AMOUNTS ATTRIBUTABLE TO ADTALEM GLOBAL EDUCATION:
Income (Loss) from Continuing Operations	$(4,787)	$41,945	$34,840	$35,249	$107,247	$68,429
Income (Loss) from Discontinued Operations	(4,743)	(24,650)	3,065	14,249	(12,079)	(34,660)
NET INCOME (LOSS) ATTRIBUTABLE TO ADTALEM GLOBAL EDUCATION	$(9,530)	$17,295	$37,905	$49,498	$95,168	$33,769

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO ADTALEM GLOBAL EDUCATION SHAREHOLDERS:
Basic:
Continuing Operations	$(0.08)	$0.71	$0.60	$0.62	$1.83	$1.11
Discontinued Operations	$(0.08)	$(0.42)	$0.05	$0.25	$(0.21)	$(0.56)
Total	$(0.16)	$0.29	$0.65	$0.88	$1.63	$0.55
Diluted:
Continuing Operations	$(0.08)	$0.70	$0.59	$0.62	$1.81	$1.10
Discontinued Operations	$(0.08)	$(0.41)	$0.05	$0.25	$(0.20)	$(0.56)
Total	$(0.16)	$0.29	$0.64	$0.86	$1.60	$0.54